Exhibit 99.02

Neuralstem Announces First Patient Enrolled in Phase 2 Clinical Trial in Major Depressive Disorder

Trial Efficacy Endpoints Include Reduction in Depression and Cognition Improvement

GERMANTOWN, MD, May 12, 2016 -- Neuralstem, Inc. (Nasdaq: CUR), a biopharmaceutical company focused on the development of central nervous system therapies based on its neural stem cell technology, announced that the first patient has been enrolled in the double-blind, placebo-controlled multi-center Phase 2 study of NSI-189 for the treatment of major depressive disorder (MDD).

NSI-189, the lead compound in Neuralstem’s neurogenic small molecule program, is a proprietary, new chemical entity that stimulates neurogenesis, synaptogenesis and increases hippocampal volume, all of which are believed to be effective in reversing depression, enhancing cognition, and promoting neuroregeneration. The Phase 2 trial will randomize 220 patients, in three cohorts (two doses plus placebo), at 12 select MDD trial sites, under the direction of principal investigator (PI) Maurizio Fava, MD, Executive Vice Chair, Department of Psychiatry and Executive Director, Clinical Trials Network and Institute, Massachusetts General Hospital.. The primary efficacy endpoint is a reduction in depression symptoms, as measured by the Montgomery-Asberg Depression Rating Scale (MADRS). Secondary endpoints encompass additional clinical outcomes, including cognition improvement measures. The trial, designed to reduce the placebo effect and site variability, will last for 12 weeks, with an observational follow-up period of six months to assess NSI-189’s long-lasting durability of benefits. Neuralstem expects to report results in the second half of 2017.

“A new class of treatment is needed in major depression, where existing compounds are not effective for all patients and have a high side effect profile, so patients discontinue treatment,” said Maurizio Fava, MD,  Executive Vice Chair, Department of Psychiatry and Executive Director, Clinical Trials Network and Institute, Massachusetts General Hospital. “We were encouraged by the signs of improvement in the depression and cognitive symptoms of MDD patients, as witnessed in Phase 1 with NSI-189, and look forward to validating in Phase 2.”

“NSI-189 works via a new pathway that is different from current antidepressants. It appears to create long-lasting, positive structural changes in the brain with long-lasting clinical benefits,” commented Karl Johe, Ph.D., Chairman and Chief Scientific Officer, Neuralstem. “In animal models, we saw significant increases in neurogenesis, synaptogenesis, and hippocampal volume. In humans, the therapeutic effects seen in Phase 1b patients after completion of the 28- day dosing, persisted for additional 56 days without the drug, which supports the hypothesis of a new mechanism of action that induces long-lasting structural changes in key areas of the brain.”

In Phase 1b safety trial data in patients with MDD, published in Molecular Psychiatry. NSI-189 was shown to be safe and demonstrated large treatment effects in two key depression outcome measures. These were Symptoms of Depression Questionnaire (SDQ) and MADRS, with large effect sizes (d=0.90, p=0.02; d=0.95, p=0.09 respectively), compared to control. Effect sizes of all four measured outcomes were consistent with a medium-to- large effect size. The study also showed significant improvement in cognitive symptoms, as measured by the Cognitive and Physical Functioning Questionnaire (CPFQ), compared to placebo. Brain imaging (Quantitative EEG) showed increase in alpha brain waves in two parts of the brain (left posterior temporal and left parietal region), both involved in depression and cognition, compared to placebo. Pharmacologically, a steady state was reached after 96-120 hours across all doses. Mean time to maximal peak concentration ranged from 1 to 2 hours at day one and at day 28 of dosing. There were no significant adverse effects.

About the Trial

This Phase 2 double-blind, placebo-controlled study will test NSI-189 in a study of 220 patients with major depressive disorder (MDD) in an out-patient setting. Patients will be randomized to three cohorts: NSI-189 40 mg twice daily (BID), NSI-189 40 mg once daily (QD), or placebo. After the initial screening period, the randomized portion of the trial will be 12 weeks in duration. To reduce the placebo effect, patients who do well on placebo during the screening period will remain on placebo, whereas those who do not, will be re-randomized across the three trial arms. Patients will be evaluated along several depression measurement scales, including the MADRS and SDQ, with a primary efficacy endpoint of a reduction in depression symptoms. Secondary endpoints will include improved cognition. The study is 80% powered to show an improvement in primary endpoint, compared to placebo, with an effect size of d=0.5 (p ≤ 0.05). If either arm shows efficacy the trial can be a registration trial. Patients will continue to be followed for an additional six months after the 12-week trial period.

Patients seeking information on the trial should visit: clinicaltrials.gov.

About Neuralstem

Neuralstem's patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for multiple central nervous system diseases and conditions.

Neuralstem's ability to generate neural stem cell lines from human hippocampus, which were used for systematic chemical screening for neurogenesis effect, has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain's capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The Company has completed Phase 1a and 1b trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is currently conducting a Phase 2 efficacy study for MDD.

Neuralstem's first stem cell product candidate, NSI-566, a spinal cord-derived neural stem cell line, is under development for treatment of amyotrophic lateral sclerosis (ALS). Neuralstem has completed two clinical studies, in a total of thirty patients, which met primary safety endpoints.  In addition to ALS, NSI-566 is also in a Phase 1 study to treat paralysis due to chronic spinal cord injury, as well as in a Phase 1 study to treat paralysis from ischemic stroke.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2015, and Form 10-Q for the three months ended March 31, 2016, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC.

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Contact:

Neuralstem – Investor Relations:

Danielle Spangler 301.366.1481

Planet Communications - Media Relations:

Deanne Eagle 917.837.5866